SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                                   Date of Report
                                   March 24, 1998

                                    FISERV, INC.
               (Exact name of registrant as specified in its charter)

                                    Wisconsin
                 (State or other jurisdiction of incorporation)


                        0-14948                          39-1506125
               (Commission File Number)      (IRS Employer Identification No.)

                   255 Fiserv Drive                        53045
                 Brookfield, Wisconsin                   (Zip code)
                 (Address of principal
                  executive offices)


                 Registrant's telephone number, including area code
                                   (414) 879-5000
ITEM 5.

   (1) Fiserv, Inc. announces 3 for 2 stock split in its outstanding shares of common stock among shareholders of record as of May 15, 1998.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                FISERV, INC.


                                By /S/ Charles W. Sprague
                                ------------------------
                                Charles W. Sprague
                                Corporate Executive Vice President, Secretary and General Counsel

Date:  March 24, 1998

                         Marking Company's Fourth Split,
                   Fiserv Announces 3-for-2 Common Stock Split


         Brookfield, Wisconsin, March 24, 1998--Fiserv, Inc. (NASDAQ:FISV) announced today a 3-for-2 split in its outstanding shares of Common Stock among shareholders of record as of May 15, 1998. Distribution of new shares will be mailed on or about May 29, 1998, by the Corporation's transfer agent, Firstar Trust Company.
         The stock split, which will be effected in the form of a dividend, is the result of action taken by the Board of Directors of the Corporation on March 24, 1998. The Company's records showed 53.7 million shares of Common Stock outstanding. This latest stock split will increase the number of Fiserv shares outstanding to approximately 80.5 million.
         This stock split will be the Company's fourth since it went public in September 1986. Fiserv previously carried out 3-for-2 splits in May 1993, June 1992 and July 1991. Excluding this latest stock split, a share of Fiserv stock valued at $3.75 in 1986 has increased in value over 15 times to $58.75 per share, the closing price at the end of yesterday's trading.
         Fiserv, Inc. (NASDAQ:FISV) is an independent, full-service provider of integrated data processing and information management systems to the financial industry. As a leading technology resource, Fiserv serves approximately 7,000 financial service providers worldwide, including banks, broker/dealers, credit unions, financial planners/investment advisors, insurance companies, mortgage banks and savings institutions. Headquartered in Brookfield, WI, Fiserv also can be found on the World Wide Web at fiserv.com.

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